Exhibit (h)(7)

KRANESHARES TRUST

FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT (the “Agreement”) is effective as of August 1, 2024, by and between KRANESHARES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment adviser of the Funds, KRANE FUNDS ADVISORS, LLC (the “Adviser”) and replaces and terminates the current Fee Waiver Agreement with respect to each Fund.

WITNESSETH:

WHEREAS, the Adviser serves as investment adviser to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated October 5, 2017, as amended from time to time (the “Investment Advisory Agreement”);

WHEREAS, the Adviser is entitled to compensation under the Investment Advisory Agreement in exchange for providing advisory and other services, and paying all of the Trust’s expenses except those specifically excluded therein; and

WHEREAS, the Adviser desires to waive a portion the Advisory Fee specified in Schedule A of the Investment Advisory Agreement (“Advisory Fee”) of each Fund listed in Appendix A hereto for the period described herein pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Adviser to implement such waivers;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Advisory Fee Waiver. The Adviser hereby agrees to waive a portion of its current Advisory Fee for each Fund by an annual rate, expressed as a percentage of average annual net assets, listed in Appendix A hereto (the “Annual Waiver”).

2. Term. This Agreement shall become effective with respect to a Fund on the date set forth in Appendix A hereto and shall remain in effect with respect to such Fund until the date set forth in Appendix A hereto.

3. Termination. This Agreement may be terminated at any time with respect to any Fund, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund. This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

4. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

KRANESHARES TRUST		KRANE FUNDS ADVISORS, LLC

By:	/s/ Jonathan Krane	By:	/s/ Jonathan Krane
Name:	Jonathan Krane	Name:	Jonathan Krane
Title:	Principal Executive Officer and Principal Financial Officer	Title:	President

Appendix A

Fund	Effective Period	Annual Waiver
KraneShares Bosera MSCI China A 50 Connect Index ETF	August 1, 2024 through August 1, 2025	0.23%
KraneShares Asia Robotics and Artificial Intelligence Index ETF	August 1, 2024 through August 1, 2025	0.10%
KraneShares China Credit Index ETF	August 1, 2024 through August 1, 2025	0.12%
KraneShares MSCI All China Index ETF	August 1, 2024 through August 1, 2025	0.20%
KraneShares MSCI Emerging Markets ex China Index ETF	August 1, 2024 through August 1, 2025	0.35%
KraneShares MSCI All China Health Care Index ETF	August 1, 2024 through August 1, 2025	0.14%
KraneShares Emerging Markets Consumer Technology Index ETF	August 1, 2024 through August 1, 2025	0.20%
KraneShares CICC China 5G & Semiconductor Index ETF	August 1, 2024 through August 1, 2025	0.14%
KraneShares Global EM Revenue Leaders Index ETF	August 1, 2024 through August 1, 2025	0.04%

A-1